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                                                                  EXHIBIT 3.15

                         CERTIFICATE OF AMENDMENT TO THE

                         CERTIFICATE OF INCORPORATION OF

                         GLOBAL TELESYSTEMS GROUP, INC.


         GLOBAL TELESYSTEMS GROUP, INC., a Delaware corporation, HEREBY CERTIFIES AS FOLLOWS:

         1. The name of the Corporation is Global TeleSystems Group, Inc. The date of filing of its Certificate of Incorporation with the Secretary of State of the State of Delaware was September 30, 1993.

         2. This Certificate of Amendment sets forth amendments to the Certificate of Incorporation of the Corporation that were duly adopted by the holders of a majority of the outstanding stock of the Corporation entitled to vote thereon in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, at a meeting of stockholders duly called and held, upon notice in accordance with the provisions of Section 222 of the General Corporation Law of the State of Delaware.

         3. Article FIRST of the Certificate of Incorporation of the Corporation is hereby amended in full to be and read as follows:

         "FIRST: The name of the corporation is Global TeleSystems, Inc. (the `Corporation')."

         4. The first paragraph of Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended to be and read as follows:

         "FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 550,000,000 (five hundred and fifty million) shares, of which there shall be 540,000,000 (five hundred and forty million) shares of common stock, par value $0.10 per share, and 10,000,000 (ten million) shares of preferred stock, par value $0.0001 per share."

         IN WITNESS WHEREOF, GLOBAL TELESYSTEMS GROUP, INC. has caused this certificate to be signed by Grier C. Raclin, its Senior Vice President, External Affairs; General Counsel and Corporate Secretary, and attested by Arnold Y. Dean, its Vice President and Assistant Secretary, this 16th day of May, 2000.

                               GLOBAL TELESYSTEMS GROUP, INC.


                               By:
                                  ---------------------------------------------
                               Name:  Grier C. Raclin
                               Title: Senior Vice President, External Affairs;
                                      General Counsel and Corporate Secretary


ATTEST:


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Vice President, Deputy General Counsel,
and Assistant  Secretary